Exhibit 10.1

Master Transfer Agreement

by and among

inter alia

the Bondholder Committee

and

Sentica

and

the Buyer

and

the Company

regarding inter alia

all shares and other instruments in the Company (Func Food Group Oyj), etc.

11 September 2019

Schedules

Schedule 3(i)	Joy Loan Purchase Agreement
Schedule 3(ii)	Jutta Loan Purchase Agreement
Schedule 3(iii)	Management Compensation Agreement
Schedule 3(iv)	Sentica Loan Purchase Agreement
Schedule 3(v)	Share Purchase Agreement
Schedule 3(vi)	Vendor Loan Purchase Agreement
Schedule 3(vii)	Written Procedure Notice
Schedule 5.2.1	Escrow Agreement

1	Parties

This master transfer agreement (including its Schedules, this “Agreement”) has been entered into on 11 September 2019 by and among:

1.1	The Bondholder Committee (as defined below);

1.2	Sentica Buyout IV Ky, a Finnish limited partnership (business ID 2511391-7) represented by its general partner Sentica Buyout IV GP Oy (business ID 2473814-9) and Sentica Buyout IV Co-Investment Ky, a Finnish limited partnership (business ID 2511383-7) represented by its general partner Sentica Buyout IV GP Oy (business ID 2473814-9) (jointly referred to as “Sentica”);

1.3	Celsius Holdings, Inc., a Nevada corporation listed in Nasdaq Stock Market LLC: CELH, having its registered domicile in the state of Nevada, USA (directly or indirectly through a Dutch fully owned subsidiary of Celsius Holdings, Inc. nominated by Celsius Holdings, Inc. prior to Closing) (the “Buyer”); and

1.4	Func Food Group Oyj, a Finnish public limited liability company with business identity code 2592369-6 (the “Company”).

1.5	Each of the entities in Section 1.1–1.4 above is referred to as a “Party” and jointly as the “Parties”.

2	Background

2.1	The Company is a public company incorporated under the laws of Finland with 31,396,564 shares (the “Shares”). The Sellers are the owners of all the Shares as set out in the Share Purchase Agreement.

2.2	The Group’s current long-term debt consists of:

(i)	the Bonds;

(ii)	the Sentica Shareholder Loans;

(iii)	the Jutta Loans;

(iv)	the Joy Loan; and

(v)	the Vendor Loan.

2.3	The Company has had and has financial difficulties and has committed several breaches of the terms and conditions for the Existing Bonds (including non-payment on the final maturity date of the Existing Bonds on 26 June 2019). The Company and the Bondholder Committee, have over a certain period of time discussed a potential agreement on an out-of-court restructuring of the Company and its subsidiaries (the “Group” and each a “Group Company”) in order to prevent the Company from bankruptcy and in order to secure any return on the Bondholders’ investment in the Existing Bonds. The Parties have agreed that the Buyer shall, subject to the Written Procedure Approval, acquire all shares and certain restructured debt of the Company as set forth in this Agreement (the “Restructuring”). The agreement is based on a term sheet in relation to the Restructuring previously entered into between the Parties (excluding the Buyer) (the “Restructuring Term Sheet”).

2.4	Subject to, inter alia, the Written Procedure Approval, the Parties have agreed to execute the Restructuring mainly by the following actions:

(i)	the Sellers have agreed to sell, and the Buyer has agreed to purchase, all the Shares at a purchase price of EUR 1 pursuant to the terms and conditions set forth in the Share Purchase Agreement;

(ii)	the Existing Bonds will be replaced by two instruments (the Written Procedure Approval will allow such replacement with binding effect for all Bondholders);

a.	the Reinstated Bonds (to be allocated to the Bondholders, Sentica and Management as set out in the Written Procedure Notice); and

b.	the Buyer Bonds;

(iii)	the Bondholder Committee has agreed to sell, and the Buyer has agreed to purchase, the Buyer Bonds at the Buyer Bond Purchase Price (the Written Procedure Approval will make such sale and purchase binding on all Bondholders);

(iv)	Sentica has agreed to sell, and the Buyer has agreed to purchase, the Sentica Shareholder Loans and related convertible option rights for an allocation of Reinstated Bonds in a nominal amount of up to EUR 833,000 as set out in the Written Procedure Notice, pursuant to the terms and conditions of the Sentica Loan Purchase Agreement;

(v)	Management will receive a bonus consisting of (i) an allocation of Reinstated Bonds in a nominal amount of EUR 83,500, and (ii) cash in an amount of EUR 83,500 (the latter being referred to as the “Management Cash Compensation”) in accordance with terms and conditions of the Management Compensation Agreement; and

(vi)	the creditors of the Agreed Other Loans have agreed to sell the Agreed Other Loans and the Buyer has agreed to purchase the Agreed Other Loans pursuant to the terms and conditions of the Agreed Other Loans Purchase Agreements.

2.5	As set out in the Written Procedure Notice, a portion of the Reinstated Bonds will not be issued and allocated to the Bondholders and Sentica upon Closing but be subject to delayed issuance conditional upon certain events taking place after the Closing Date.

3	Definitions

In this Agreement, in addition to such terms as are defined elsewhere in this Agreement, the following terms and expressions shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms of such terms and expression):

“Advisory Success Fee”	means an advisory success fee of EUR 285,000 (calculated as set out in the Written Procedure Notice) payable to Robus Capital Management Ltd by the Bondholders.

“Affiliate”	of any Person means, as of any time, (i) any other Person(s) directly or indirectly controlled by or under the common control of that first-mentioned person and (ii) any other Person(s) directly or indirectly controlling or jointly controlling such first-mentioned Person (whereby “control” means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of a Person, whether through ownership or otherwise, and the term “controlling” shall have a meaning correlative to the foregoing).

“Agent”	means the Bondholders’ agent under the terms and conditions for the Existing Bonds, the Reinstated Bonds and the Buyer Bonds respectively, from time to time, initially being; Nordic Trustee & Agency AB (publ) (reg. no. 556882-1879, P.O. Box 7329, 103 90 Stockholm, Sweden.

“Agreed Other Lenders Compensation”	means the aggregate of the purchase prices as set out in the Jutta Loan Purchase Agreement, Joy Loan Purchase Agreement and the Vendor Loan Purchase Agreement.

“Agreed Other Loans”	means the Jutta Loans, the Joy Loan and the Vendor Loan.

“Agreed Other Loans Purchase Agreements”	means the Jutta Loan Purchase Agreement, Joy Loan Purchase Agreement and the Vendor Loan Purchase Agreement.

“Agreement”	has the meaning stated in the introductory paragraph of Section 1.

“Applicable Law”	means any law, code, rule, regulation, order, statute, decree or ordinance applicable to either of the parties to this Agreement or any of the Group Companies, as the case may be.

“Bondholder”	means a holder of Existing Bonds.

“Bondholder Committee”	means (i) Tailor High Yield Opportunities, (ii) Apex Asset Management AG, (iii) Mandatum Life Nordic High Yield, (iv) Genève Invest (Europe) S.A., (v) Peak Core Strategies, (vi) Robus Capital Management Ltd as investment manager of Prime Capital Debt SCS SICAV-FIS Robus Recovery Sub-Fund, Prime Capital SA SICAV-FIS Robus German Credit Opportunities Sub-Fund and Hauck & Aufhäuser Privatbankiers Kgaa Robus Mid-Market Value Bond Fund, (vii) Stichting Pensioenfonds DSM Nederland, (viii) Stichting Pensioenfonds SABIC, (ix) C.L. Davids Fond og Samling, Oy Neonest Ab (x) and Anchor Oy Ab, which together are representing beneficial holders of Existing Bonds representing approximately 65 per cent. of the nominal amount of the Existing Bonds.

“Bondholder Committee Representative”	has the meaning stated in Section 15.1.

“Buyer”	shall have the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Bonds”	has the meaning set out in the Written Procedure Notice.

“Buyer Bond Purchase Price”	has the meaning stated in Section 5.1.

“Buyer Finance”	has the meaning stated in Section 7.2.1.

“Business Day“	means a day when commercial banks are open for general banking business (other than Internet banking) in Finland, the US and Sweden.

“Closing”	means the completion of the closing events set forth in Section 8.3 below.

“Closing Date”	means a date set out in the Step Plan, such date to occur after the Written Procedure Approval and at the latest on 30 October 2019.

“Company”	shall have the meaning set forth in Section 2.1 above.

“Confidential Information”	means any information of any kind or nature, whether written or oral, which relates to the Restructuring and the negotiations thereof, including without limitation financial information, trade secrets, customer lists and any other information regarding the Sellers and its Affiliates (in case of the Buyer only), the Buyer and its Affiliates (in case of the Sellers only) and the Group Companies, which is not known to the general public.

“Designated Transferee”	has the meaning stated in Section 16.5.

“Encumbrance”	means any option, lien, mortgage, pledge, charge, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal, licenses or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing, for the avoidance of doubt, excluding any such third party rights provided as security under the Existing Bonds.

“Escrow Account”	shall have the meaning ascribed to it in the Escrow Agreement;

“Escrow Agent”	shall have the meaning ascribed to it in the Escrow Agreement;

“Escrow Agreement”	shall have the meaning substantially set forth in Section 5.2.1;

“Escrow Amount”	means EUR 13,500,000;

“Euroclear”	means the central securities depository and registrar in respect of the Existing Bonds, the Buyer Bonds and the Reinstated Bonds, being Euroclear Sweden AB (corporate identification number 556112-8074, P.O. Box 191, SE-101 23 Stockholm, Sweden).

“Existing Bonds”	means the EUR 38,000,000 (EUR 29,626,472 outstanding) Senior Secured Bonds 2015/2019 with ISIN: SE0007186150 issued by the Company.

“Fee Coverage”	has the meaning stated in Section 16.2.5.

“Governmental Entity”	shall mean any foreign, domestic, regional, territorial, extraterritorial, municipal, county, district, local or other governmental, administrative or regulatory authority or agency, including any court, ministry, department or other subdivision thereof.

“Group”	has the meaning set out in Section 2.3.

“Group Companies”	has the meaning set out in Section 2.3.

“Insurance Premium Compensation”	means an amount of up to EUR 100,000 for the Buyer’s customary W&I insurance policy for contingent liabilities in relation to the Share Purchase Agreement to be paid by the Existing Bondholders out of the Buyer Bond Purchase Price.

“Issuing Agent”	has the meaning stated in Section 7.1.

“Joy Loan”	means the ‘Loan’ as defined in the Joy Loan Purchase Agreement.

“Joy Loan Purchase Agreement”	means the agreement including its schedules in Schedule 3(i).

“Jutta Loans”	means the ‘Loan’ as defined in the Jutta Loan Purchase Agreement.

“Jutta Loan Purchase Agreement”	means the agreement including its schedules in Schedule 3(ii).

“Long Stop Date”	means 30 October 2019.

“Loss”	means any reasonable and foreseeable cost, direct loss (Sw. direkt skada) liability or expense incurred by a Party (excluding indirect loss).

“Management”	means Robin Lybeck and Thorsten Brandt.

“Management Cash Compensation”	Has the meaning set out in Section 2.4(v).

“Management Compensation Agreement”	is the agreement regarding compensation to Management in Schedule 3(iii).

“Minority Shareholders”	means the minority shareholders listed as Minority Shareholders in a schedule to the Share Purchase Agreement.

“Party” or “Parties”	means each of the entities listed in the introductory paragraph of this Agreement.

“Person”	means an individual or a legal entity, partnership (limited or general), joint venture, trust, unincorporated organization, governmental authority, court or any other organization, enterprise or entity, other than a Group Company.

“Reinstated Bond”	has the meaning set out in the Written Procedure Notice.

“Restructuring”	has the meaning stated in Section 2.3 above.

“Restructuring Term Sheet”	has the meaning set out in Section 2.3 above.

“Schedule”	means a schedule to this Agreement.

“Sentica”	shall have the meaning set forth in Section 1.2 above.

“Sentica Shareholder Loans”	means the ‘Loan’ as defined in the Sentica Loan Purchase Agreement.

“Sentica Loan Purchase Agreement”	means the agreement including its schedules in Schedule 3(iv).

“Sellers”	means Sentica and the Minority Shareholders.

“Share Purchase Agreement”	means the share purchase agreement in Schedule 3(v).

“Shares”	shall have the meaning set forth in Section 2.1 above.

“Signing Date”	means the date of signing this Agreement.

“Step Plan”	shall have the meaning set forth in Section 7.1.2.

“Tax”	mean all direct and indirect taxes and charges (including, but not limited to, any income tax, capital gains tax, value added tax, sales tax, custom duty, property tax, property transfer tax, capital duty, securities transfer tax, withholding tax, social security charges, withholding tax from employment income) wherever arising and all penalties, surcharges and interest relating to any of the foregoing.

“Vendor Loan”	means the ‘Loan’ as defined in the Vendor Loan Purchase Agreement.

“Vendor Loan Purchase Agreement”	means the agreement including its schedules in Schedule 3(vi).

“Written Procedure Approval”	means that the Request (as defined in the Written Procedure Notice) has been passed with a sufficient majority as set out in the Written Procedure Notice.

“Written Procedure Notice”	means the written procedure notice substantially set forth in Schedule 3(vii).

4	Sale and purchase, etc.

4.1	The Parties undertake to procure that the Existing Bonds will be replaced by two new financial instruments by way of a mandatory exchange of instruments, i.e. the Reinstated Bonds and the Buyer Bonds, on the Closing Date.

4.2	Subject to the terms and conditions of this Agreement, the Bondholders Committee, on behalf of the Bondholders and subject to the Written Procedure Approval, agrees to sell, and the Buyer agrees to purchase, the Buyer Bonds, free and clear of any Encumbrance together with all rights attached to them.

5	Purchase price

5.1	Purchase Price

The purchase price for the Buyer Bonds shall be EUR 12,816,500 (EUR 13,500,000 less the Agreed Other Lenders Compensation and less the Management Cash Compensation) (the “Buyer Bond Purchase Price”).

5.2	Payments

5.2.1	The Escrow Amount shall no later than 25 September 2019 by wire transfer of immediately available funds be paid to the Escrow Account and be held as security for payment of inter alia the Buyer Bond Purchase Price, and shall be held and administered by the Escrow Agent in accordance with the terms and conditions of the escrow agreement, substantially in the form as set out in Schedule 5.2.1, to be entered into between the Bondholders’ Representative, the Buyer and the Escrow Agent (the “Escrow Agreement”).

5.2.2	No later than seven (7) Business Days prior to the Closing Date:

(i)	the Bondholder Committee (with the assistance of the Company if necessary) shall deliver by email to the Buyer a statement setting out any Fee Coverage payable by the Bondholders in accordance with Section 16.2 and the Advisory Success Fee;

(ii)	the Buyer shall deliver by email to the Bondholder Committee a statement setting out the Insurance Premium Compensation together with supporting documentation satisfactory to the Bondholder Committee.

5.2.3	The Buyer and the Bondholder Committee Representative shall, by the issuance of joint instruction(s) to the Escrow Agent, procure that the Escrow Agent on the dates specified below by wire transfer of immediately available funds from the Escrow Account pays:

(i)	the Buyer Bond Purchase Price less the Fee Coverage payable by the Bondholders, the Advisory Success Fee and the Insurance Premium Compensation (as decided in accordance with Section 5.2.2 above) to such bank account as has been designated by the Bondholder Committee not less than five (5) Business Days prior to the Closing Date, such payment to be made not less than one (1) Business Day prior to the Closing Date;

(ii)	the Fee Coverage payable by the Bondholders to such bank accounts as has been designated by the Bondholder Committee not less than five (5) Business Days prior to the Closing Date, such payment to be made on the Closing Date;

(iii)	the Advisory Success Fee to such bank account as has been designated by Robus Capital Management Ltd not less than five (5) Business Days prior to the Closing Date, such payment to be made on the Closing Date;

(iv)	the Agreed Other Lenders Compensation should be paid in accordance with the Agreed Other Lenders Loan Purchase Agreements, such payment to be made on the Closing Date;

(v)	the Management Cash Compensation should be paid in accordance with the Management Compensation Agreement, such payment to be made on the Closing Date; and

(vi)	the Insurance Premium Compensation is to be paid to the W&I insurance company to such bank account as has been designated by the Buyer not less than five (5) Business Days prior to the Closing Date, such payment to be made on the Closing Date.

5.2.4	All costs related to and for the Escrow Agreement and Escrow Account shall be borne by the Buyer.

6	Conditions precedent

6.1	The obligation of the Parties to complete the Restructuring is subject to the Written Procedure Approval.

6.2	The obligation of the Bondholder Committee and the Bondholders to complete the Restructuring is subject to:

(i)	that the Buyer has no later than 20 September 2019 provided written confirmation and evidence satisfactory to the Bondholder Committee that the Buyer’s new issue of securities has been successfully completed and that accordingly, the Buyer’s financing of the Restructuring has been secured;

(ii)	that the Escrow Agreement have been entered into no later than 20 September 2019; and

(iii)	that the Buyer has paid the Escrow Amount to the Escrow Account in accordance with Section 5.2.1 above.

6.3	In the event the conditions precedent set forth in Section 6.1 above has not been satisfied or waived by the Parties, the Parties shall have the right, by written notice to the other Parties, to terminate this Agreement with immediate effect. In the event the conditions precedent set forth in Section 6.2 has not been satisfied or waived by the Bondholder Committee, the Bondholder Committee shall have the right, by written notice to the other Parties, to terminate this Agreement with immediate effect.

6.4	In the event that this Agreement is terminated by either of the Parties in accordance with Section 6.3 above, the Parties shall have no further liability against each other under this Agreement, except that a Party shall compensate the other Parties for any cost, loss, liability or expense incurred or paid by the other Parties as a result of the first Party’s breach of any obligation under this Agreement. The provisions of Sections 13 (Confidentiality), 14 (Announcement) and 17 (Governing law and disputes) below shall survive any termination of this Agreement pursuant to Section 6.3 above.

7	Actions prior to Closing, etc.

7.1	Preparation of the mandatory exchange of instruments

7.1.1	The mandatory exchange of instruments to replace the Existing Bonds by the Reinstated Bonds and the Buyer Bonds and the allocation of the new instruments to the Buyer, the Bondholders, Sentica and Management (as set out in the Written Procedure Notice) require assistance by Euroclear and an issuing agent (“Issuing Agent”).

7.1.2	Prior to Closing, the Company shall (i) together with the Bondholder Committee and its advisors, Euroclear and the Issuing Agent prepare and agree with the relevant parties a step plan for the mandatory exchange of instruments as contemplated by the Written Procedure Notice (the “Step Plan”) and (ii) appoint the Issuing Agent (in discussion with the Bondholder Committee and its advisors).

7.2	Buyer Finance

7.2.1	Until Closing, the Buyer may provide trade financing to the Company on a secured basis (i.e. by assignment of the Company’s receivables or a mortgage over the inventory stock) of up to EUR 2.0 million (“Buyer Finance”). Although such Buyer Finance would be prohibited under the terms and conditions of the Existing Bonds, the Bondholder Committee temporarily waives any such default until the Closing. After Closing, the Buyer Finance will be permitted under the Reinstated Bonds.

7.2.2	As part of the conditions precedents under any Buyer Finance, authorization will be required from the Buyer for the Company to enter into any agreements, purchase commitments, incur obligations and/or disbursements. In addition, the Company and the Buyer Finance provider may agree on other restrictions of payments and that daily, weekly and monthly financial reports, including cash flow statements will be provided by the Company.

7.3	Standstill, lock-up and voting undertaking, etc.

7.3.1	Each member of the Bondholder Committee undertake not to ask or instruct the Agent under the bonds to take any action due to the maturity of the Existing Bonds and the non-payment and (b) not to sell the Existing Bonds they represent (lock-up) until the earlier of (i) the Restructuring has been completed, (ii) 12 September 2019 if the Restructuring has not been publicly disclosed by the Buyer by that date; (iii) the Written Procedure is concluded rejecting the Restructuring; and (iv) 30 October 2019.

7.3.2	Each member of the Bondholder Committee irrevocably and unconditionally undertake to vote and/or undertake to ensure that the holding of Existing Bonds they represent vote in favour of the Restructuring in accordance with request set out in the Written Procedure Notice.

7.4	No amendments without consent

The Parties agree and undertake to procure that no amendments or assignments are agreed in relation to the (i) Agreed Other Loans Purchase Agreements; (ii) Sentica Loan Purchase Agreement; (iii) Management Compensation Agreement; and (iv) Share Purchase Agreement, without the prior written consent of the Bondholder Representative.

8	Closing

8.1	The actions in this Section 8 shall be deemed to occur simultaneously and Closing shall not be deemed to have occurred until and unless (i) the conditions precedent set forth in Section 6.1 above have been satisfied or waived as set out therein and (ii) all of the actions to occur at Closing pursuant to this Section 8 have been performed or the performance thereof have been waived by the Parties.

8.2	Closing shall take place at the offices of Gernandt & Danielsson Advokatbyrå KB at Hamngatan 2 in Stockholm, Sweden, and commence at 10.00 a.m. (CET) on the Closing Date.

8.3	At Closing:

(a)	The Buyer shall:

(i)	present evidence that payment of the Escrow Amount has been made in accordance with Section 6.2.

(ii)	present evidence that the payments from the Escrow Account have been made and have been received in accordance with Sections 5.2.3;

(iii)	provide a confirmation that purchase of the Shares has been duly completed in accordance with the Share Purchase Agreement;

(iv)	provide a confirmation that purchase of the Agreed Other Loans and convertible option rights related to the Joy Loan have been duly completed in accordance with the Agreed Other Loans Purchase Agreements;

(v)	provide a confirmation that purchase of the Sentica Shareholder Loans and related convertible options rights have been duly completed in accordance with the Sentica Loan Purchase Agreement;

(vi)	provide a confirmation that the Management Compensation has been paid in full;

(b)	The Company and/or the Buyer shall pay any Fee Coverage payable by them to the bank account designated by the relevant advisor at the latest five (5) business days prior to Closing.

(c)	The Parties shall present the executed Escrow Agreement in accordance with Section 6.1.

(d)	The Bondholder Committee (for and on behalf of the Bondholders) shall present evidence that the Written Procedure Approval has been obtained in accordance with Section 6.1.

(e)	The Company shall present evidence that the Company has undertaken all measures necessary in order to effect the mandatory exchange of the Existing Bonds into Reinstated Bonds and Buyer Bonds and the allocation of the Reinstated Bonds to the Bondholders, Sentica and Management and allocation of the Buyer Bonds to the Buyer, in accordance with the Written Procedure Notice, this Agreement and the Step Plan.

(f)	Sentica and the Company shall present evidence that Pareto and Nordhaven have confirmed that they have no claims for fees and costs (relating to the Restructuring or any potential transactions evaluated prior to the Restructuring) against the Company or its subsidiaries (unless such confirmations have already been presented in the Disclosure Material (as defined in the Share Purchase Agreement)) and the Company shall confirm that no other advisors (except legal advisors) have been engaged for the Restructuring or any potential transactions evaluated prior to the Restructuring.

9	Subsequent clean-up

Subsequent to Closing, the Buyer shall be entitled to, at its own discretion, decide to clean up the capital structure of the Company by (i) issuing additional secured debt under the Buyer Bonds (subordinated to the Reinstated Bond), (ii) swap any Buyer Bonds or other debt held into equity and/or (iii) waive any debt instruments held or transfer those claims to a third party in accordance with terms and conditions for the Reinstated Bond and the Buyer Bond.

10	Warranties of the Parties

10.1	Warranties of Sentica and the Company

10.1.1	Sentica and the Company, respectively, each and separately makes the following warranties to the other Parties as at the date hereof and as at the Closing Date.

10.1.2	Each of Sentica and the Company are duly organised and validly existing under the laws of their respective jurisdictions. Each of Sentica and the Company have full corporate power and authority to execute this Agreement and to complete the Restructuring.

10.1.3	This Agreement and any other documents or instruments to be executed by Sentica and the Company pursuant to this Agreement (i) have been duly authorised by all necessary actions on the part of Sentica and the Company and (ii) will, when executed, constitute valid and binding obligations of Sentica and the Company.

10.1.4	The execution, delivery and performance of this Agreement by each of Sentica and the Company and the consummation of the Restructuring do not and will not require any consent, approval, authorization or other action by, filing with or notification to, any Governmental Entity or third party.

10.1.5	The execution of this Agreement and the consummation of the Restructuring will not result in:

(a)	a violation or breach of any provision of the articles of association of any of Sentica and the Company ;

(b)	a breach of, or give rise to a default under, any contract or other instrument to which any of Sentica and the Company is a party or by which any of Sentica and the Company is bound that would have any adverse effect on the Restructuring; or

(c)	a violation or breach of any Applicable Laws.

10.2	Warranties of the Buyer

10.2.1	The Buyer makes the following warranties to the other Parties as at the date hereof and as at the Closing Date.

10.2.2	The Buyer is duly organised and validly existing under the laws of its jurisdiction. The Buyer has full corporate power and authority to execute this Agreement and to complete the Restructuring.

10.2.3	This Agreement and any other documents or instruments to be executed by the Buyer pursuant to this Agreement (i) have been duly authorised by all necessary actions on the part of the Buyer and (ii) will, when executed, constitute valid and binding obligations of the Buyer.

10.2.4	The execution, delivery and performance of this Agreement by the Buyer and the consummation of the Restructuring do not and will not require any consent, approval, authorization or other action by, filing with or notification to, any Governmental Entity or third party.

10.2.5	The execution of this Agreement and the consummation of the Restructuring will not result in:

(d)	a violation or breach of any provision of the articles of association of the Buyer;

(e)	a breach of, or give rise to a default under, any contract or other instrument to which the Buyer is a party or by which the Buyer is bound that would have any adverse effect on the Restructuring; or

(f)	a violation or breach of any Applicable Laws.

10.2.6	As per the Closing Date, the Buyer has secured sufficient and unconditional financing or has available internal funds to enable it to complete the Restructuring and to make any payments that the Buyer is or may become required to make pursuant to this Agreement.

11	Limitation of liability

11.1	Compensation

In the event of a breach of the warranties set out in Section 10 above or any breach of any covenant, undertaking or indemnity contained in this Agreement by a Party, the relevant Party’s right to compensation is limited to compensation for Losses on a SEK for SEK basis due to such breach in accordance with this Section 11 (which compensation shall thus not be established by reference to any multiple factor).

11.2	No other warranties

The warranties set out in Section 10 above are the only warranties given by the Parties. For the avoidance of doubt, the Buyer may not rely, and has not relied, on any information, statement or other warranty (express or implied), whether based on the Swedish Sale of Goods Act (Sw. köplagen (1990:931)), the United Nations Convention on Contracts for the International Sale of Goods (Sw. Förenta nationernas konvention den 11 april 1980 angående avtal om internationella köp av varor), any other Applicable Law or otherwise.

11.3	Remedies

11.3.1	The Parties’ sole remedies for a breach of the warranties set out in Section 10 above or any breach of any covenant, undertaking or indemnity in this Agreement by each of the other Parties are:

(a)	compensation in accordance with Section 11.1 above; and

(b)	seeking specific performance (Sw. fullgörelse).

Such remedies shall be exclusive and, consequently, no other remedy, including the right to rescind this Agreement, shall be available to the Buyer in the event of a breach of this Agreement by the other Parties, whether under the Swedish Sale of Goods Act, the United Nations Convention on Contracts for the International Sale of Goods, any other Applicable Law or otherwise.

11.3.2	Instead of compensating the relevant Party in accordance with Section 11.1 above, the other Parties shall have the right to remedy (if capable of being remedied) the subject of a claim for compensation, provided that such breach is remedied by the other Parties (as applicable) within thirty (30) Business Days after receipt of a notice thereof. The relevant Party shall be entitled to compensation in accordance with Section 11.1 to the extent the breach has not been remedied.

11.3.3	None of the limitations in this Section 11 shall apply to the extent a claim arises or is increased as a result of fraud or wilful misconduct by the Buyer, the Sellers or the Company.

11.3.4	The relevant Party shall take all reasonable actions to mitigate any compensable Loss in respect of which a claim could be made under this Agreement.

11.3.5	The relevant Party shall not be entitled to compensation for the same Loss twice pursuant to this Agreement.

12	No liability for the Bondholder Committee and the Bondholders

For the avoidance of doubt, the Bondholder Committee, the Bondholders and Sentica may not be held liable for any Loss arising as a result of or in connection with this Agreement.

13	Confidentiality

13.1	Each Party undertakes not to disclose any Confidential Information unless:

(a)	required to do so by law or pursuant to any order of court or arbitrational tribunal;

(b)	required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place or financial regulatory authority;

(c)	such disclosure has been consented to by the Buyer and the Bondholder Committee in writing (such consent not to be unreasonably withheld);

(d)	such Confidential Information has been made available to the public by other means than breach of this Agreement;

(e)	such disclosure of Confidential Information is made to the minimum strictly required in order to, in the best possible way, look after a Party’s interests in relation to the other Parties as a result of a dispute relating to this Agreement; or

(f)	it is disclosed to its professional advisers who are bound to the Party by a duty of confidence which applies to any information disclosed.

13.2	If a Party becomes required, in circumstances contemplated by Section 13.1(a) or (b) above to disclose any Confidential Information, the disclosing Party shall use its reasonable endeavours to consult with the Buyer or the Bondholder Committee, as applicable, prior to any such disclosure.

13.3	The restrictions contained in this Section 13 shall continue to apply during twenty-four (24) months after the Closing Date or termination of this Agreement.

14	Announcements

14.1	Each of the Buyer and the Company will issue a press release on the date of this Agreement with regard to this Agreement and the Restructuring.

14.2	All press releases, public announcements or public relations activities by a Party with regard to this Agreement, the Restructuring or any related matter, for the avoidance of doubt including the press releases referred to in Section 14.1, shall be approved in writing by the Buyer and the Bondholder Committee in advance of such release, announcement or activity (such consent not to be unreasonably withheld or delayed).

15	Bondholder Committee Representative

15.1	The Bondholder Committee hereby unconditionally, irrevocably and exclusively fully authorises Andreas Jaufer (the “Bondholder Committee Representative”), to be their representative in the following matters under this Agreement:

(a)	consent to any disclosure or announcement in accordance with Section 13 (Confidentiality) or Section 14 (Announcements);

(b)	giving, executing and delivering any waiver or consent under, or any amendment to, this Agreement; and

(c)	signing, executing and delivering any document and taking any action that may be necessary or appropriate in connection with this Agreement (including but not limited to the Escrow Agreement and any document to be signed, executed or delivered at Closing unless such document is to be signed by the Agent in accordance with the Written Procedure Notice).

15.2	All decisions and actions of the Bondholder Committee Representative has been authorised to undertake in accordance with this Agreement shall be binding upon the Bondholder Committee as if expressly confirmed and ratified in writing by each of the Bondholder Committee members, and none Bondholder Committee members shall have the right to object, dissent, protest or otherwise contest the same.

15.3	The Bondholder Committee fully discharge the Bondholder Committee Representative from any liability whatsoever, provided that the Bondholder Committee Representative has not acted with gross negligence or wilful misconduct and confirm that the Bondholder Committee Representative shall never be responsible for indirect loss.

16	Miscellaneous

16.1	Notices

16.1.1	All notices and other communications required or permitted under this Agreement must be in writing and sent by courier, registered mail or e-mail and shall be deemed to have been received by a party:

(i)	if delivered by courier, on the day of delivery;

(ii)	if sent by registered mail, three (3) Business Days after the notice was deposited in the mail (postage prepaid); or

(iii)	if sent by e-mail, when sent by the sender unless the sender receives a delivery failure notification indicating that the e-mail has not been delivered to the addressee.

16.1.2	All notices and communications required or permitted under this Agreement shall be addressed as set forth below or to such other addresses as may be given by written notice in accordance with this Section 16.1.

If to Sentica:	Sentica Buyout IV GP Oy (representing Sentica Buyout IV Ky and Sentica Buyout IV Co-Investment Ky)

For the attention of:	Mika Uotila Kasarmikatu 21 B, FI-00130 Helsinki FINLAND mika.uotila@sentica.fi

With a copy to:	Borenius Attorneys Ltd

For the attention of:	Johannes Piha Eteläesplanadi 2, FI-00130 Helsinki FINLAND Email: johannes.piha@borenius.com

If to the Company	Func Food Group Oyj

For the attention of:	Robin Lybeck Mannerheimintie 105, FI-00280 Helsinki FINLAND Email: robin.lybeck@funcfood.com

With a copy to:	Borenius Attorneys Ltd

For the attention of:	Johannes Piha Eteläesplanadi 2, FI-00130 Helsinki, FINLAND Email: johannes.piha@borenius.com

If to the Bondholder Committee:	Robus Capital Management Ltd

For the attention of:	Andreas Jaufer 9 Percy Street, London W1T 1DL UK Email: aj@robuscap.com

With a copy to:	Gernandt & Danielsson Advokatbyrå KB

For the attention of:	Mikael Borg and Caroline Jägenstedt Wikman Hamngatan 2 P.O. Box 5747 SE-114 87 Stockholm SWEDEN Email: mikael.borg@gda.se, and caroline.j.wikman@gda.se

If to the Buyer:	Celsius Holdings, Inc.

For the attention of:	John Fieldly, CEO 2424 N. Federal Highway, Suite 208, Boca Raton, Florida 33431 USA Email: jfieldly@celsius.com

With a copy to:	Gutierrez Bergman Boulris, PLLC

For the attention of:	Dale Bergman, Esq. 901 Ponce de Leon Blvd, Suite 303, Coral Gables, Florida 33134 USA Email: dale.bergman@gbbpl.com

16.2	Costs and expenses

16.2.1	Except as otherwise set forth in this Agreement, each Party shall bear its own costs and expenses, including without limitation fees and expenses of advisors, in relation to the Restructuring. Without prejudice to the previous sentence, the following has been agreed between the Parties.

16.2.2	Fees to the Company’s advisors, the Agent and the Agent’s and the Bondholder Committee’s advisors in relation to the Restructuring shall be capped at EUR 500,000 (the “Fee Cap”) plus, if relevant, any amount payable under the Third Fee Coverage (as defined below). Fees shall only be payable to legal advisors.

16.2.3	EUR 300,000 of fees to the Agent and the Agent’s and Bondholder Committee’s advisors (the “Bondholders’ Fees”) shall be paid out of the cash purchase price for the Buyer Bond (the “First Fee Coverage”).

16.2.4	EUR 200,000 of fees to the Company’s advisors and, if exceeding the First Fee Coverage, the Bondholders’ Fees shall be paid by the Company, and, secondly, if the Company has not sufficient cash at hand at Closing, be paid by the Buyer (the “Second Fee Coverage”). Such payment shall be made in advance upon request by the Bondholder Committee and at the latest on the Closing Date.

16.2.5	Should the Bondholders’ Fees not be fully covered in accordance with what is set out above, the Agent, the Agent’s and the Bondholder Committee’s advisors shall have the right to be compensated for any outstanding amount out of the cash purchase price for the Buyer Bonds, for the avoidance of doubt in excess of the Fee Cap (the “Third Fee Coverage” and jointly with the First Fee Coverage and the Second Fee Coverage, the “Fee Coverage”).

16.2.6	The Bondholders shall compensate the Buyer for the Insurance Premium Compensation out of the Buyer Bond Purchase Price.

16.2.7	The Bondholders shall furthermore pay Robus Capital Management Ltd the Advisory Success Fee.

16.3	Amendments and waivers

This Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination, modification or waiver of any provision, term or condition of this Agreement shall be binding on the Parties, unless it is made in writing.

16.4	Entire agreement

This Agreement supersedes all prior agreements and understandings, written and oral, between the Parties with respect to its subject matter and constitutes the entire agreement between the Parties.

16.5	Assignment

No Party may assign, sub-contract, or otherwise transfer, pledge or grant any other security interest in or over any rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing the Buyer shall have the right to nominate a fully owned subsidiary of the Buyer as the “Buyer” under this Agreement (the “Designated Transferee”) as set out in Section 1. In case of such assignment, the Buyer (Celsius Holdings, Inc.) shall (together with the Designated Transferee) remain liable for all the obligations transferred to the Designated Transferee under this Agreement and the Buyer (Celsius Holdings, Inc.) guarantees, as for its own debt, the fulfilment of any liabilities and obligations of the Designated Transferee arising out of this Agreement.

16.6	No waiver

Failure by any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce such provisions, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any subsequent breach of such provision or waiver by such Party of any breach of any other provision hereof.

16.7	Partial invalidity

If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the Parties shall amend this Agreement in order to give effect to, so far as is possible, the spirit of this Agreement. If the Parties fail to amend this Agreement, the provision, which is void, invalid or unenforceable, shall be deemed deleted and the remaining provisions of this Agreement shall continue in full force and effect.

17	Governing law and disputes

17.1	This Agreement shall be governed by and construed in accordance with the laws of Sweden without taking into account its conflicts of law principles.

17.2	Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitration tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm and the arbitral proceedings shall be conducted in the English language.

17.3	Arbitration initiated with reference to this Section 17.2 shall be treated as confidential by the Parties and may not be disclosed to third parties without the other Party’s approval. Such confidentiality includes all information which is disclosed in the course of the arbitration as well as decisions and awards rendered as a result of the arbitration. A Party shall, however, not be prevented from disclosing such information in situations referred to in Sections 13.1(a) through (f) above.

* * *

[SIGNATURE PAGES TO FOLLOW]

This Agreement shall enter into force on the date set out in the beginning of this Agreement when signed by all Parties. This Agreement may be executed electronically in any number of counterparts.

Tailor High Yield Opportunities

/s/ Didier Margetyal
Name: Didier Margetyal	Name:

Apex Asset Management AG

/s/ Lars Jensen
Name: Lars Jensen	Name:

Mandatum Life nordic high yield

/s/ Kristian Nihtilä	/s/ Merja Koliseva
Name: Kristian Nihtilä	Name: Merja Koliseva

Genève Invest (Europe) S.A.

/s/ Helge Müller
Name: Helge Müller	Name:

Peak Core StratEgies

/s/ Per Djerf
Name: Per Djerf	Name:

ROBUS CAPITAL MANAGEMENT LTD AS INVESTMENT MANAGER OF PRIME CAPITAL DEBT SCS SICAV-FIS ROBUS RECOVERY SUB-FUND, PRIME CAPITAL SA SICAV-FIS ROBUS GERMAN CREDIT OPPORTUNITIES SUB-FUND AND HAUCK & AUFHÄUSER PRIVATBANKIERS KGAA ROBUS MID-MARKET VALUE BOND FUND

/s/ Andreas Jaufer
Name: Andreas Jaufer	Name:

Stichting Pensioenfonds DSM Nederland

/s/ Ger Van Neer
Name: Ger Van Neer	Name:

Stichting Pensioenfonds SABIC

/s/ Ger Van Neer
Name: Ger Van Neer	Name:

C.L. davids fond og samling

/s/ Niels Manzanti
Name: Niels Manzanti	Name:

Oy Neonest Ab

/s/ Roger Lönnberg	/s/ Lauri Soikkeli
Name: Roger Lönnberg	Name: Lauri Soikkeli

Anchor Oy Ab

/s/ Roger Lönnberg	/s/ Lauri Soikkeli
Name: Roger Lönnberg	Name: Lauri Soikkeli

Sentica Buyout IV Ky SENTICA BUYOUT IV CO-INVESTMENT KY Both represented by their general partner Sentica Buyout IV GP Oy

/s/ Mika Uotila
Name: Mika Uotila	Name:

Celsius Holdings, Inc.

/s/ John Fieldly
Name: John Fieldly	Name:

Func food group oyj

/s/ Robin Lybeck
Name: Robin Lybeck	Name: